Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO ANNOUNCES PRICING OF PRIVATE OFFERING OF
$150 MILLION 4.00% CONVERTIBLE SENIOR NOTES

ALVISO, Calif. - March 9, 2011 - TiVo Inc. (NASDAQ: TIVO) announced today the pricing of its private offering of $150 million aggregate principal amount of 4.00% Convertible Senior Notes due 2016 to be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The size of the offering has been increased from the previously announced $120 million aggregate principal amount. TiVo has granted the initial purchaser a 30-day option to purchase up to an additional $22.5 million aggregate principal amount of notes to cover over-allotments, if any. The offering is expected to close on March 10, 2011, subject to certain closing conditions.
The notes will be TiVo's unsecured senior obligations and will pay interest semi-annually at a rate of 4.00% per year. The holders of the notes will have the ability to require TiVo to repurchase the notes in whole or in part for cash in the event of a fundamental change. In such case, the repurchase price would generally be 100% of the principal amount of the notes plus any accrued and unpaid interest.
The notes will be convertible at any time, at the option of the holders, into shares of TiVo's common stock at an initial conversion rate of 89.6359 shares per $1,000 principal amount of notes. At the initial conversion rate, the initial conversion price will be approximately $11.16 per share, representing a conversion premium of approximately 27.5% based on the closing sale price of $8.75 per share of TiVo's common stock on the Nasdaq Global Market on March 8, 2011. In addition, following certain corporate transactions that occur prior to the maturity date, TiVo will, in certain circumstances, increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction.
TiVo intends to use the net proceeds from the sale of the notes to fund intellectual property litigation and research and development spending and for general corporate purposes, which may include funding sales and marketing expenses, increasing working capital, making capital expenditures and potentially for strategic acquisitions.
This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the use of proceeds from the offering of the notes. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings, lack of market acceptance and adverse litigation outcomes, as well as the other potential factors described under "Risk Factors" in TiVo's public reports filed with the Securities and Exchange Commission, including TiVo's Annual Report on Form 10-K for the fiscal year ended January 31, 2010, Quarterly Reports on Form 10-Q for periods ended April 30, 2010, July 31, 2010, and October 31, 2010, and Current Reports on Form 8-K. TiVo cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.